Exhibit 99

United Bancorp, Inc.

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK             Fax:740/633-1448

We are United to Better Serve You!

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 AM	April 20, 2017

Subject:    United Bancorp, Inc. Declares its Second Quarter Regular Cash Dividend Payment at $0.11 per Share which

  Produces a TTM Yield of 3.98% and Reports on Annual Shareholder Meeting

MARTINS FERRY, OHIO ◆◆◆ On April 19, 2017, the Board of Directors of United Bancorp, Inc. (UBCP) declared the second quarter dividend payment of $0.11 per share for shareholders of record on June 9, 2017 with a payment date of June 20, 2017. This payment is equal to the cash dividend paid in the first quarter of this year and is greater than the $0.10 per share paid in the second quarter of last year. With this second quarter cash dividend payment, United Bancorp, Inc. has paid cash dividends of $0.49 over the trailing twelve months (TTM), which does include the $0.05 special cash dividend paid to shareholders this past December. At this cash dividend payout level, the TTM Yield is 3.98%.

Scott A. Everson, President and CEO announced at the annual meeting held that date, the Shareholders of UBCP elected Directors for the following year including himself; Gary W. Glessner, CPA and Managing Member of Glessner and Associates, PLLC; John M. Hoopingarner, Executive Director, Muskingum Watershed Conservancy District, New Philadelphia and Richard L. Riesbeck, Chairman of the UBCP Board of Directors and President, Riesbeck Food Markets, Inc., St. Clairsville.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $440.2 million and total shareholders’ equity of approximately $43.1 million as of March 31, 2017. Through its single bank charter with eighteen banking offices, The Citizens Savings Bank serves the Ohio Counties of Athens and Fairfield through its Community Bank Division and Belmont, Carroll, Harrison, Jefferson, and Tuscarawas through its Citizens Bank Division. In addition, The Citizens Bank serves Ohio County in West Virginia through its Loan Production Office located in Wheeling, West Virginia. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.